Exhibit 5.1

Letterhead of Faegre & Benson LLP

February 6, 2007

Frontier Airlines Holdings, Inc.
7001 Tower Road
Denver, CO  80249

Re:                               Frontier Airlines Holdings, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Frontier Airlines Holdings, Inc. (the “Company”), in connection with the registration of up to 1,600,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) pursuant to the Company’s Employee Stock Ownership Plan, as amended and restated effective August 1, 2006 executed September 7, 2006 (the “Plan”) on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents, the Plan, and the corporate proceedings taken by the Company in connection with the authorization of the Plan.  Based on such review, we are of the opinion that the Shares which may be issued pursuant to the Plan, after due authorization by the Company, will upon such issuance be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  However, this consent should not be construed as an indication that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

FAEGRE & BENSON LLP

By:	/s/ Douglas R. Wright